Exhibit 99.1

Franklin Financial Network Announces Leadership Transition

Retirement of Richard E. Herrington as Chief Executive Officer

Appointment of J. Myers Jones, III as Interim Chief Executive Officer

Promotions of Terry Howell as Interim Chief Operating Officer and Eddie Maynard as Chief Credit Officer

Franklin, Tennessee – March 8, 2019 – Franklin Financial Network, Inc. (the “Company”) (NYSE: FSB), the parent company of Franklin Synergy Bank (the “Bank”), announced today that Richard E. Herrington, the President of the Company, Chief Executive Officer of the Company and the Bank, and Chairman of the Board of the Company and the Bank, has retired from these positions effective March 8, 2019. In addition, Kevin A. Herrington notified the Company and the Bank that he is resigning from his position as Executive Vice President and Chief Operating Officer of the Bank, also effective March 8, 2019. Both Richard and Kevin Herrington have agreed to remain as non-executive employees for six months to assist in the leadership transition.

The Company’s Board of Directors has named J. Myers Jones, III, Executive Vice President and Chief Credit Officer of the Bank, the Interim Chief Executive Officer of the Company and the Bank while the Board conducts a search for the Company’s next Chief Executive Officer. Lee Moss, President of the Bank, will also serve as the Company’s Interim President. Messrs. Jones and Moss each have over 40 years of experience in community banking, including holding chief executive officer positions with prior employers. Additionally, James W. Cross, IV, currently an outside Director, has been appointed Chairman of the Board of Directors for the Company and Bank. Mr. Cross joined the Board in 2009.

“I am extremely proud of the accomplishments of the Franklin Synergy team during my time as CEO,” Mr. Herrington said. “When I helped found this bank more than 11 years ago, I could not have imagined the success we’ve achieved as a top bank in our market. I’ll always be thankful for the incredible relationships that I’ve built during my tenure at the Company.”

“We would like to thank Richard for his dedication to our Company, customers and communities. Under Richard’s leadership we have grown from a de novo bank in 2007 to a publicly-traded bank with leading market share in our primary markets” said James W. Cross, IV, Chairman of the Board of Directors. “With our strong foundation built by Richard, Myers is well-positioned to serve as Interim Chief Executive Officer. He is familiar with all aspects of our business, customers, team and communities, and together with the rest of our executive team we have the utmost confidence in their ability to execute our strategic plan.”

Additionally, the Company announced two management promotions – Terry Howell as Interim Chief Operating Officer of the Bank, and Eddie Maynard as Executive Vice President, Chief Credit Officer of the Bank. The appointments are effective immediately.

“We are pleased that Terry and Eddie will be leading the Bank in these key executive roles,” said J. Myers Jones, III, the Company’s Interim Chief Executive Officer. “They both are proven leaders with extensive financial industry experience. We are confident in their ability to move the Bank forward to achieve our strategic goals.”

Howell currently serves as and will remain the Company’s Executive Vice President, Corporate Risk Officer. He has over thirty years of financial industry experience. Maynard joined the Bank in 2008 and has served in various leadership positions, including most recently as the Bank’s Assistant Chief Credit Officer. He has more than twenty years of financial industry experience.

Safe Harbor for Forward-Looking Statements

This media release contains forward-looking statements. Such statements include, but are not limited to, our long-term strategic goals. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “strategies” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Risks and uncertainties that could cause the corporation’s actual results to materially differ from those described in forward-looking statements include those discussed in Item 1A of the corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 16, 2018. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

About the Company

Franklin Financial Network, Inc. (FSB) is a financial holding company headquartered in Franklin, Tennessee. The Company’s wholly owned bank subsidiary, Franklin Synergy Bank, a Tennessee-chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $4.2 billion at December 31, 2018, the Bank currently operates through 15 branches and one loan production office in the growing Williamson, Rutherford and Davidson Counties, all within the Nashville metropolitan statistical area. Additional information about the Company, which is included in the NYSE Financial-100 Index, the FTSE Russell 2000 Index and the S&P SmallCap 600 Index, is available at www.FranklinSynergyBank.com.

Contact:

Chris Black

EVP, Chief Financial Officer

(615) 721-6096

chris.black@franklinsynergy.com